                                                                     EXHIBIT 4.3


                           EMPLOYEE MATTERS AGREEMENT

                        (Dated as of December 13, 1999)

                           EMPLOYEE MATTERS AGREEMENT
                                     INDEX

                                                                Page
                                                                ----
ARTICLE I ALLOCATION OF  EMPLOYEES............................    2
  1.1    Identification of Sedco Forex Employees..............    2
  1.2    Transfer of Employees................................    2
  1.3    Certain Employees....................................    2

ARTICLE II BENEFITS OBLIGATIONS FOLLOWING THE DISTRIBUTION
 DATE.........................................................    3
  2.1    In General...........................................    3
  2.2    Sedco Forex Participation In Schlumberger Plans......
  2.3    Employee Stock Purchase Plans........................    5
  2.4    Continued Eligibility for Certain Schlumberger
         Benefits.............................................    6
  2.5    Service Accrual for Benefit Eligibility under
         Schlumberger Plans...................................    7
  2.6    Local Law And Union Exceptions.......................    7
  2.7    Sedco Forex Plan Sponsorship.........................    7
  2.8    Administrative Obligations...........................    7
  2.9    Certain Taxes........................................    8

ARTICLE III DISPOSITION OF CERTAIN ACCRUED SCHLUMBERGER
 BENEFITS.....................................................    8
  3.1    Discounted Stock Purchase Plan.......................    8
  3.2    Deferred Medical Plan................................    9
  3.3    IS Plans.............................................    9
  3.4    Sedco Forex Resources Savings and Profit Sharing Plan
         and Sedco Forex Profit Sharing Plan for Citizens of
         the United States of America Employed Abroad.........    9
  3.5    Qualified Plans......................................   10
  3.6    Foreign Pension or Savings Plans.....................   10
  3.7    Schlumberger Incentive Compensation Plan for 1999....   10
ARTICLE IV STOCK OPTIONS......................................   11
  4.1    Vested Options.......................................   11
  4.2    Non-Vested Options...................................   11
ARTICLE V ALLOCATION OF LIABILITIES...........................   12
  5.1    Liabilities Assumed By Sedco Forex...................   12

                                                                PAGE
                                                                ----
  5.2    Liabilities Retained By Schlumberger.................   13
ARTICLE VI GENERAL............................................   14
  6.1    Cooperation..........................................   14
  6.2    Payment of and Accounting Treatment for Balance Sheet
         Amounts..............................................   14
  6.3    Plan Audits..........................................   14
  6.4    Requests For Internal Revenue Service Rulings And
         United States Department Of Labor Opinions...........   15
  6.5    Consent Of Third Parties.............................   15
  6.6    Effect If Distribution Does Not Occur................   16
  6.7    Relationship Of Parties..............................   16
  6.8    Affiliates...........................................   16
  6.9    Survival.............................................   16
  6.10   Notices..............................................   16
  6.11   Interpretation.......................................   17
  6.12   Governing Law........................................   17
  6.13   No Assignment........................................   17
  6.14   No Right To Continued Employment.....................   18
  6.15   No Third Party Beneficiaries; No Amendment
         Limitation...........................................   18
  6.16   Indemnification......................................   18
  6.17   Entire Agreement.....................................   18
  6.18   Counterparts.........................................   18
  6.19   Headings.............................................   18
  6.20   Severability.........................................   18
  6.21   Amendment............................................   19
  6.22   Waiver...............................................   19
ARTICLE VII DEFINITIONS.......................................   19
  Agreement...................................................   19
  Benefits Maintenance Period.................................   19
  COBRA.......................................................   19
  Contribution Period.........................................   19
  Covered Countries...........................................   19
  CSI Plan....................................................   19

                                                                PAGE
                                                                ----
  CTI Plan....................................................   20
  Distribution................................................   20
  Distribution Agreement......................................   20
  Distribution Date...........................................   20
  DM Plan.....................................................   20
  DSPP........................................................   20
  Employed Abroad Plan........................................   20
  Excluded Plans..............................................   20
  Final Employee List.........................................   20
  French Sedco Forex Employees................................   20
  Home Country National.......................................   21
  IS Pension Plan.............................................   21
  IS Plans....................................................   21
  IS Profit Sharing Plan......................................   21
  Liabilities.................................................   21
  New Options.................................................   21
  Non-Vested Options..........................................   21
  Plan........................................................   21
  Proposed Final Employee List................................   21
  Schlumberger................................................   21
  Schlumberger Common Stock...................................   22
  Schlumberger Employees......................................   22
  Schlumberger Funded Plan....................................   22
  Schlumberger Group..........................................   22
  Schlumberger Liabilities....................................   22
  Schlumberger Plans..........................................   22
  Sedco Forex.................................................   22
  Sedco Forex Employees.......................................   22
  Sedco Forex Group...........................................   23
  Sedco Forex Liabilities.....................................   23
  Shared Resources Employees..................................   23
  Transocean..................................................   23

                                                                PAGE
                                                                ----
  Transocean 423 Plan.........................................   23
  US Employee Profit Sharing Plans............................   23
  US Plan.....................................................   23
  Vested Options..............................................   24

                           EMPLOYEE MATTERS AGREEMENT

                                    RECITALS

          WHEREAS, Schlumberger and Sedco Forex have entered into a Distribution Agreement (the "Distribution Agreement") dated as of July 12, 1999 pursuant to which Schlumberger has agreed to spin off the Sedco Forex Business (as defined in the Distribution Agreement) by distributing the capital stock of Sedco Forex to Schlumberger's shareholders; and

          WHEREAS, Schlumberger, Sedco Forex and Transocean have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of July 12, 1999 pursuant to which a wholly owned subsidiary of Transocean will merge with and into Sedco Forex directly following the spin-off (the "Merger"); and

          WHEREAS, as provided in the Distribution Agreement, Schlumberger, Transocean and Sedco Forex (collectively, the "Parties") are entering into this Agreement for the purpose of allocating current and former employees and assets, liabilities and responsibilities with respect to employee compensation, benefits and other matters; and

          WHEREAS, this Agreement is intended to embody and formalize the "Terms of Employee Matters Agreement" attached as Exhibit A to the Distribution Agreement and to supercede such terms in their entirety;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Distribution Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                            ALLOCATION OF EMPLOYEES



1.1  IDENTIFICATION OF SEDCO FOREX EMPLOYEES

          Schlumberger has previously provided Transocean a schedule of projected Sedco Forex Employees. Transocean and Schlumberger shall consult and mutually agree with respect to the headquarters or division staff employees of Schlumberger (known as "Shared Resources" employees at Schlumberger, and hereinafter referred to as "Shared Resources Employees") who shall be Sedco Forex Employees. Such mutual agreement shall take into account the staffing needs of both Transocean and Schlumberger following the Merger. Any unresolved disputes regarding the identification of Shared Resources Employees as Sedco Forex Employees shall be resolved by referral to the Chairman and Chief Executive Officer of Transocean and the Vice Chairman of Schlumberger. Not later than 15 days prior to the Distribution Date, Schlumberger shall provide a final projected list of Sedco Forex Employees (a "Proposed Final Employee List") to Transocean, which list shall be consistent with the mutual agreement described above.

(a) Notwithstanding the foregoing, the Proposed Final Employee List shall not be considered final until it is reconciled against the Sedco Forex Employee payroll as of the Distribution Date, so as to determine that all individuals listed in the Proposed Final Employee List were actively employed in the Sedco Forex Business immediately preceding the Distribution Date. For this purpose, (i) any person on long-term disability shall not be considered an "active" employee and (ii) any person listed on Exhibit A,
                                                                      ---------
     which exhibit shall be delivered by Schlumberger to Transocean not later than 15 days prior to the Distribution Date, who takes "Special Early Retirement" under the Sedco Forex Resources, Inc. Pension Plan between December 10, 1999 and the Distribution Date shall be treated as an "active" employee on the Sedco Forex Employee payroll as of the Distribution Date and as actively employed in the Sedco Forex Business immediately preceding the Distribution Date. Upon reconciliation against the payroll as described above, the Proposed Final Employee List shall be final (the "Final Employee List").

1.2  TRANSFER OF EMPLOYEES

          Effective on or prior to the Distribution Date, Schlumberger shall transfer all employees on the Final Employee List to Sedco Forex or its Subsidiaries (to the extent such employees are not previously employed by Sedco Forex or its Subsidiaries) and Sedco Forex shall transfer all Schlumberger Employees then employed by Sedco Forex or any of its Subsidiaries to Schlumberger or its Subsidiaries (excluding Sedco Forex and its Subsidiaries).

1.3  CERTAIN EMPLOYEES
          Effective as of the Distribution Date, all persons who have taken Special Early Retirement as described in Section 1.1(b) shall be offered employment by Sedco Forex.

                                  ARTICLE II

              BENEFITS OBLIGATIONS FOLLOWING THE DISTRIBUTION DATE


2.1  IN GENERAL

          During the Benefits Maintenance Period, Sedco Forex shall provide benefits to or in respect of Sedco Forex Employees that, in the aggregate, are substantially comparable to the benefits provided to or in respect of Sedco Forex Employees under Schlumberger Plans as in effect on July 12, 1999, excluding benefits provided under the CTI Plan, the CSI Plan, the DM Plan and the DSPP (provided, however, that the DSPP benefits shall be excluded for the determination of "substantial comparability" only in countries other than the Covered Countries and, subject to Section 2.3, France) (together, the "Excluded Plans"). Notwithstanding the foregoing, for a period of six months following the Distribution Date, Sedco Forex shall provide severance benefits for each Sedco Forex Employee that are not less than the employer-provided severance benefits applicable to such employee immediately prior to the Distribution Date, excluding benefits under the Excluded Plans.

          In addition, Sedco Forex shall, from and after the Distribution Date:

(a) grant Sedco Forex Employees credit for service with Schlumberger and its Subsidiaries during periods on or before the Distribution Date (or the date that the employee transfers to employment by Sedco Forex or one of its Subsidiaries, if later) for purposes of eligibility and vesting (but not benefit accrual) under all Plans of Sedco Forex and its Subsidiaries (including vacation and severance) in which such employees are eligible to participate, including any Schlumberger Plan that Sedco Forex adopts pursuant to Section 2.2;

(b) waive any limitations regarding pre-existing conditions of each Sedco Forex Employee and his or her eligible dependents under any welfare or other Plans in which they participate after the Distribution Date (except to the extent that such limitations would have applied under the corresponding Plan of the employee's employer immediately prior to the Distribution
     Date); and

(c) provide that any expenses incurred by or on behalf of any Sedco Forex Employee, on or before the Distribution Date (or the date that the employee transfers to employment by Sedco Forex or one of its Subsidiaries, if later) and during the coverage period including the applicable such date, shall be taken into account under the Plans referred to in subparagraph (b) above for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

Subject to the provisions of Section 2.2 and Section 2.3, Sedco Forex may elect, in its sole discretion, the means by which to provide all benefits contemplated by this Section 2.1 during the Benefits Maintenance Period, including adoption of Schlumberger Plans as contemplated by Section 2.2.

2.2  SEDCO FOREX PARTICIPATION IN SCHLUMBERGER PLANS

(a) PARTICIPATION IN IS PENSION PLAN AND IS PROFIT SHARING PLAN: Effective as of the Distribution Date, Sedco Forex shall adopt the IS Plans as a participating employer for the benefit of all eligible Sedco Forex Employees (including those who are participating in such Plans immediately prior to the Distribution Date). Sedco Forex shall maintain its status as a participating employer in the IS Plans, including all rights and responsibilities associated with such status, through December 31, 2000, and shall terminate its participation effective January 1, 2001, or in the case of the IS Profit Sharing Plan, the earlier of January 1, 2001 or the effective date pay harmonization is otherwise achieved. During the time Sedco Forex continues to be a participating employer in the IS Profit Sharing Plan, the profit-sharing contribution to be made by Sedco Forex shall be determined by Sedco Forex in its sole discretion to reflect the performance of the Sedco Forex business. Treatment of benefits accrued as of December 31, 2000 under such plans is addressed in Article III. For the avoidance of doubt, no person who commences employment with the Sedco Forex Group on or after the Distribution Date, other than a Sedco Forex Employee, shall be eligible to participate in any IS Plan, unless otherwise determined in the sole discretion of Sedco Forex.

(b) PARTICIPATION IN OTHER SCHLUMBERGER PLANS: Effective as of the Distribution Date, Sedco Forex shall continue to participate in each of the Schlumberger Plans set forth in Schedule 1 hereto for the benefit of Sedco Forex Employees, including the IS Plans as described in Section 2.2(a). Sedco Forex shall cease participation effective as of the Merger Date for those Schlumberger Plans listed in Schedule 2. Subject to the requirements of this Section 2.2, with respect to those Schlumberger Plans listed in
     Schedule 1 and not listed in Schedule 2, Sedco Forex may maintain status as a participating employer, including all rights and responsibilities associated with such status, through December 31, 2000, or such earlier date as it may determine, subject to Schlumberger receiving at least 30 days' prior written notice of such earlier date, and shall in all events terminate its participation in such Schlumberger Plans effective January 1, 2001. Nothing in this paragraph (b) shall reduce the obligations otherwise applicable to Sedco Forex under Section 2.1.

(c) HOME COUNTRY NATIONALS: Subject to the provisions of any applicable legal requirements, Sedco Forex (i) may assume sponsorship of each of the Schlumberger Plans covering Home Country Nationals, a list of which is attached as Schedule 3 hereto, with respect to areas or jurisdictions in which Schlumberger Employees do not continue to be covered by any such plan following the Distribution Date, or (ii) may elect in lieu of such assumption of sponsorship to provide the same or better benefits during the Benefit Maintenance Period. In areas or jurisdictions where Schlumberger Employees continue to be covered by such plans following the Distribution Date, Sedco Forex shall adopt each such Schlumberger Plan covering Home Country Nationals as a participating employer for the benefit of all eligible Home Country Nationals. On or before the Distribution Date, Schlumberger shall provide Transocean a list of the areas or jurisdictions, if any, on Schedule 3 in which Schlumberger Employees will not continue to be covered by the plans listed for such areas or jurisdictions following the Distribution Date. Sedco Forex shall have 60 days following the Distribution Date in which to elect to assume sponsorship of the listed plans in such areas or jurisdictions, if any. For the period from the Distribution Date through such election Sedco Forex shall adopt each of the listed plans in such areas or jurisdictions as a participating employer, and Schlumberger shall maintain its sponsorship of such plans. If Sedco Forex assumes the sponsorship of a Schlumberger Plan pursuant to this paragraph, Schlumberger and its affiliates shall have no further interest in any such plan. If Sedco Forex adopts a Schlumberger Plan pursuant to this paragraph, it shall maintain its status as a participating employer, including all rights and responsibilities associated with such status, through the Benefits Maintenance Period and shall end its participation upon the expiration of the Benefits Maintenance Period.

(d) SEDCO FOREX'S GENERAL OBLIGATIONS AS PARTICIPATING EMPLOYER: With respect to any Schlumberger Plan (other than the IS Pension Plan) in which Sedco Forex participates after the Distribution Date pursuant to this Section 2.2, Sedco Forex shall be responsible for and shall timely pay the employer and employee contributions or costs required under the Plans attributable to the Sedco Forex Employees for the Contribution Period as required under the terms of the applicable Plan document. With respect to the IS Pension Plan, Sedco Forex shall be responsible for and shall timely pay the employer contributions or costs required under the plan attributable to the Sedco Forex Employees for the Contribution Period as required to fund the normal cost of providing plan benefits, after taking into consideration employee contributions. To the extent that Sedco Forex is a participating employer in any Schlumberger Plans, Schlumberger shall invoice Sedco Forex for its contributions and costs relating to such plan participation, on a monthly basis, with such invoice providing adequate disclosure for the calculation of the amount invoiced. Sedco Forex shall perform with respect to its participation in the Schlumberger Plans, and shall cause each other member of the Sedco Forex Group that is a participating employer in any Schlumberger Plan to perform, the duties of a participating employer as set forth in such Plans or any procedures adopted pursuant thereto, but Sedco Forex shall have no responsibility for administration of any Schlumberger Plan.

2.3  EMPLOYEE STOCK PURCHASE PLANS

          Effective as of January 1, 2000 or the date of the Merger, whichever is later, Transocean shall permit Sedco Forex Employees employed in countries in which the employee stock purchase plan maintained by Transocean pursuant to Internal Revenue Code Section 423 (the "Transocean 423 Plan") is offered to Transocean employees generally, currently the United States, the United Kingdom and Norway (the "Covered Countries"), to participate in the Transocean 423 Plan to the extent such persons would be eligible to participate in such plan pursuant to the terms thereof were such persons employees of Transocean. Transocean shall amend the terms of the Transocean 423 Plan to permit participating Sedco Forex Employees to elect that refunded DSPP contributions for the DSPP plan year commencing July 1, 1999 be deposited in the Transocean 423 Plan for the plan year beginning January 1, 2000, subject to applicable plan limitations and Section 3.1.

          Subject to approval of the French securities regulatory authorities and any other applicable regulatory authorities, Transocean shall offer to Sedco Forex Employees who are residents of France for French income tax purposes the opportunity to participate in the

Transocean 423 Plan, including the ability to deposit refunded DSPP contributions as described in the preceding paragraph. As soon as practicable, Transocean shall make such filings and take such other actions as may be required in order to seek such approval from such regulatory authorities, and shall make the Transocean 423 Plan available to such Sedco Forex Employees as promptly as practicable after such approval is obtained.

          Transocean agrees that any liability incurred by Schlumberger as a result of payroll deductions from Sedco Forex Employees for Transocean 423 Plan contributions that arises solely as a result of any failure of the Transocean 423 Plan to meet any applicable legal requirement shall be a Sedco Forex Liability.

2.4  CONTINUED ELIGIBILITY FOR CERTAIN SCHLUMBERGER BENEFITS

          Following the Distribution Date, Schlumberger shall continue to make certain benefits under the DM Plan, the CTI Plan and the CSI Plan available to eligible Sedco Forex Employees, to the extent provided below:

(a) DEFERRED MEDICAL PLAN: Sedco Forex Employees who, on or before December 31, 1999, have attained age 50 and are credited with at least 15 years of service with Schlumberger or any Schlumberger Subsidiary, shall continue to be eligible for the benefits provided under the DM Plan. Each such employee shall be eligible to continue to accrue benefits in accordance with the terms of the DM Plan during employment with Sedco Forex or any Sedco Forex Subsidiary through December 31, 2000, but shall not be entitled to accrue any further benefit with respect to such employment following December 31, 2000. On or before December 1, 1999, Schlumberger shall provide appropriate notices to affected Sedco Forex Employees regarding their continued eligibility for benefits under the DM Plan.

(b) CTI PLAN AND CSI PLAN: Each Sedco Forex Employee who, on the Distribution Date (or, if later, the date of transfer to employment by Sedco Forex or any of its Subsidiaries) is eligible for benefits under the CTI Plan or the CSI Plan, shall continue to be eligible to receive CTI Plan or CSI Plan benefits, as applicable, while employed by Sedco Forex or any of its Subsidiaries. Each such employee shall also be eligible to continue to accrue benefits in accordance with the terms of the applicable plan during employment with Sedco Forex or any Sedco Forex Subsidiary through December 31, 2000, but shall not be entitled to accrue any further benefit for such Sedco Forex service following December 31, 2000. Notwithstanding the foregoing, solely for purposes of eligibility for conversion of accrued CTI Plan or CSI Plan benefits to pension benefits as provided for under the applicable plan, each such employee shall be credited with service with Sedco Forex or any of its Subsidiaries as though such service were service with Schlumberger. On or before December 31, 1999, Schlumberger shall provide appropriate notices to affected Sedco Forex Employees regarding their continued eligibility under the CSI Plan or the CTI Plan, as applicable. Sedco Forex shall pay Schlumberger for the accrual of additional benefits by Sedco Forex Employees under the CTI Plan or the CSI Plan between the Distribution Date and December 31, 2000 at the rate of 4% of Total Payroll (salary plus coefficient, if any) for the CTI Plan and 3.5% of Admissible Compensation (salary plus coefficient plus Performance Incentive Program payments) for the CSI Plan. If any applicable law requires the payment of mandatory severance benefits to any Sedco Forex Employee who is covered under the CSI or CTI Plans, to the extent that such applicable law requires payment of mandatory severance that is not satisfied by CSI or CTI Plan payments to such employees, such mandatory severance for such employees shall be a Sedco Forex Liability.

2.5  SERVICE ACCRUAL FOR BENEFIT ELIGIBILITY UNDER SCHLUMBERGER PLANS

          Except as provided in Section 3.2, following the Distribution Date, all benefit-related liabilities under Schlumberger Funded Plans with respect to Sedco Forex Employees shall be calculated based upon employment and compensation through the Distribution Date with vesting and eligibility for such benefits calculated based upon combined employment with Schlumberger and its Subsidiaries, Sedco Forex and its Subsidiaries and with Transocean and its Subsidiaries (without regard to whether Sedco Forex Employees participate in any such Plan after the Distribution Date).

2.6  LOCAL LAW AND UNION EXCEPTIONS

          To the extent that any provision of this Article II is inconsistent with any local law or regulation as it applies to any Sedco Forex Employee, the inconsistent provision shall not apply. To the extent any provision of this
Article II is contrary to the provisions of any applicable collective bargaining agreement to which Schlumberger or any affiliate of Schlumberger is a party, as it applies to any Sedco Forex Employee, the terms of such collective bargaining agreement shall prevail. The parties shall work together in order to disassociate for purposes of all collective bargaining agreements as soon as practicable following the Distribution Date.

2.7  SEDCO FOREX PLAN SPONSORSHIP

          Except as otherwise agreed in writing by Schlumberger and Transocean prior to the Distribution Date, all Schlumberger Funded Plans that are sponsored by Sedco Forex or its Subsidiaries shall be transferred to the sponsorship of Schlumberger prior to the Distribution Date.

2.8  ADMINISTRATIVE OBLIGATIONS

(a) FOR SCHLUMBERGER PLANS: Schlumberger shall provide or make available all administrative or professional services (including services involving the payment of premiums and benefits) required for the operation of any Schlumberger Plan that Sedco Forex adopts pursuant to Section 2.2(a) through (c) above for the Benefits Maintenance Period, and Sedco Forex shall promptly reimburse Schlumberger for the reasonable cost of any such services to the extent such services are not payable by the applicable employee benefit plans or employee benefit arrangements.

(b) COBRA AND HIPAA: Schlumberger shall be responsible for administering compliance with the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the portability requirements under the Health Insurance

     Portability and Accountability Act of 1996 with respect to Sedco Forex Employees whose coverage under the Schlumberger group health plans terminates, regardless of whether such termination takes place prior or subsequent to the Distribution Date. Sedco Forex shall be responsible for administering compliance under COBRA and HIPAA for those Sedco Forex Employees who terminate subsequent to their becoming eligible to participate in the group health plans of Transocean Sedco Forex. The parties agree that no "qualifying event" within the meaning of COBRA shall occur by reason of the transfer of employees between the parties as described herein in connection with the transactions contemplated by the Distribution Agreement or the Merger Agreement.

(c) Workers' Compensation Program: Workers' compensation liability for all Sedco Forex Employees shall be assessed by Sedco Forex at and following the Distribution Date. Schlumberger shall administer workers' compensation and/or job related personal injury claims for a period of five years following the Distribution Date with respect to injuries incurred by Sedco Forex Employees resulting from an accident or other event that occurred prior to the Distribution Date; provided, however, that Sedco Forex may terminate such administration upon 30 days' written notice to Schlumberger. Sedco Forex shall pay (or reimburse Schlumberger) for all Liabilities (including expenses) for workers' compensation relating to payments that become due after the Distribution Date. In determining any such Liabilities and expenses, Schlumberger shall give Sedco Forex credit for any Liability reimbursed through insurance or otherwise on behalf of Sedco Forex Employees relating to payments that become due after the Distribution Date. Sedco Forex shall be entitled to review the status of workers' compensation claims with Schlumberger periodically and to participate in the annual review of self-insured reserves with respect to workers' compensation. No individual workers' compensation claim relating to a Sedco Forex Employee shall be settled for more than $50,000 without Sedco Forex's prior written approval.

2.9  CERTAIN TAXES

          Certain personal income taxes in respect of Sedco Forex Employees shall be paid as described in Exhibit B hereto.


                                  ARTICLE III

             DISPOSITION OF CERTAIN ACCRUED SCHLUMBERGER BENEFITS


3.1  DISCOUNTED STOCK PURCHASE PLAN

          Each Sedco Forex Employee who is a participant in the Schlumberger Discounted Stock Purchase Plan ("DSPP") for the plan year commencing July 1,1999 shall be permitted to elect, as soon as practicable following the date of the Merger but effective as of January 1, 2000 or the date of the Merger, whichever is later, (a) to receive a refund of his or her contributions to the DSPP for the 1999 plan year, together with interest as provided for under the DSPP or (b) if employed in a Covered Country or, subject to Section 2.3, in France, to direct a transfer of all or any part of such refunded contributions and interest to the Transocean 423 Plan, subject to applicable plan limitations, which contribution shall be treated as any other employee contribution to the Transocean 423 Plan for the 2000 plan year and which funds shall be paid directly by Schlumberger (and not by any employees) to Transocean as soon as practicable following interest allocation to DSPP accounts, which allocation is anticipated to occur during February 2000.

3.2  DEFERRED MEDICAL PLAN

          Each Sedco Forex Employee who has not, as of December 31, 1999, both attained age 50 and been credited with at least 15 years of Schlumberger service, shall be entitled to a refund of his or her contributions to the DM Plan, together with accrued interest. On or before December 31, 1999, Schlumberger shall provide appropriate notices to affected Sedco Forex Employees regarding their termination of participation and scheduled refunds under the DM Plan.

3.3  IS PLANS

          Sedco Forex presently is a participating employer in the IS Pension Plan and the IS Profit Sharing Plan (together, the "IS Plans") and shall continue to be a participating employer in the IS Plans through December 31, 2000, as provided in Section 2.2(a). However, service by Sedco Forex Employees with Schlumberger and its Subsidiaries, Sedco Forex and its Subsidiaries and Transocean and its Subsidiaries (without regard to whether Sedco Forex Employees participate in any such Plan after the Distribution Date) shall be considered in calculating service for the purpose of vesting and benefit eligibility in accordance with Section 2.5 of this Agreement. Effective as of January 1, 2001, Sedco Forex and Schlumberger, as appropriate, shall cause Sedco Forex to withdraw as a participating employer in the IS Plans and amend the IS Plans to provide no future accruals to Sedco Forex Employees. From and after January 1, 2001, Sedco Forex shall have no interest in, responsibility for, or Liability with respect to the IS Plans, except for the contributions and costs contemplated by Section 2.2(d) that are accrued and unpaid as of that date. Schlumberger agrees to cause each Sedco Forex Employee to have a fully vested and nonforfeitable interest in each such employee's accrued benefit or account balance in the applicable IS Plan as of January 1, 2001. Schlumberger agrees to cause the IS Pension Plan to permit participants who are employees of Sedco Forex as of January 1, 2001 to elect to receive a distribution of their accrued benefit in the IS Pension Plan as soon as practicable after January 1, 2001.

3.4 SEDCO FOREX RESOURCES SAVINGS AND PROFIT SHARING PLAN AND SEDCO FOREX PROFIT SHARING PLAN FOR CITIZENS OF THE UNITED STATES OF AMERICA EMPLOYED ABROAD

          Sedco Forex presently is a participating employer in the Sedco Forex Resources Savings and Profit Sharing Plan (the "US Plan") and the Sedco Forex Profit Sharing Plan for Citizens of the United States Employed Abroad (the "Employed Abroad Plan") (together, the "US Employee Profit Sharing Plans"). Sedco Forex shall continue to be a participating employer in the Employed Abroad Plan through December 31, 2000. Effective as of January 1, 2000, Sedco Forex and Schlumberger, as appropriate, shall cause Sedco Forex to withdraw as a participating employer in the US Plan and amend the US Plan to provide no future accruals to Sedco Forex Employees. Effective as of January 1, 2001, Sedco Forex and Schlumberger, as appropriate, shall cause Sedco Forex to withdraw as a participating employer in the Employed

Abroad Plan and amend the Employed Abroad Plan to provide no future accruals to Sedco Forex Employees. From and after the applicable date of withdrawal, Sedco Forex shall have no interest in, responsibility for, or Liability with respect to the US Employee Profit Sharing Plans, except for the contributions and costs contemplated by Section 2.2(d) that are accrued and unpaid as of the applicable withdrawal date. Schlumberger agrees to cause each Sedco Forex Employee to have a fully vested and nonforfeitable interest in each such employee's accrued benefit or account balance in the US Employee Profit Sharing Plans as of the applicable withdrawal date. Schlumberger agrees to cause the US Employee Profit Sharing Plans to permit participants who are employees of Sedco Forex as of the applicable withdrawal date to elect to receive a distribution of their accrued benefit in the US Employee Profit Sharing Plans as soon as practicable after such date. Sedco Forex agrees to permit Sedco Forex Employees to make rollovers (including direct rollovers) of their account balances in the US Plan to a Sedco Forex Plan to the extent that the distributions of such account balances constitute "eligible rollover distributions" as described in Section 402(c) of the Code.

3.5  QUALIFIED PLANS

          To the extent that Sedco Forex elects to adopt any Schlumberger Plan that is a pension plan intended to qualify under Section 401(a) of the Code for calendar year 2000, the provisions of Section 3.3 shall apply equally to such plan. Otherwise, the provisions of Section 3.3 (starting with the third sentence) shall apply to such plan, but substituting the words "the Distribution Date" for "January 1, 2001" each place such date appears.

3.6  FOREIGN PENSION OR SAVINGS PLANS

          All pension credits and/or account balances (both Liabilities and related plan assets, if applicable) credited to Sedco Forex Employees under any pension or savings type employee benefit plan that is not addressed in Section 3.3, 3.4 or 3.5 shall remain in such plan, each of which is listed on Schedule 4 hereto. The Liability for payment of benefits thereunder shall be (a) a Sedco Forex Liability if Sedco Forex assumes sponsorship of such plan as contemplated by Section 2.2(c) and (b) a Schlumberger Liability if Sedco Forex does not assume sponsorship of such plan as contemplated by Section 2.2(c).

3.7  SCHLUMBERGER INCENTIVE COMPENSATION PLAN FOR 1999

          At the time and on the terms and conditions otherwise applicable under the Schlumberger Incentive Compensation Plan for 1999, Schlumberger shall make payments thereunder to Sedco Forex Employees based on (1) the number of days elapsed in the 1999 performance period as of the Distribution Date (or the date that the employee transfers to employment by Sedco Forex or one of its subsidiaries, if later) and (2) the extent to which performance goals are actually achieved as of December 31, 1999.

                                  ARTICLE IV

                                 STOCK OPTIONS


4.1  VESTED OPTIONS

          Any vested options held by Sedco Forex Employees to purchase common stock of Schlumberger shall lapse, in accordance with their provisions, following the Distribution Date.

4.2  NON-VESTED OPTIONS

(a) At the Distribution Date all nonvested options (the "Nonvested Options") held by Sedco Forex Employees to purchase Schlumberger common stock shall terminate.

(b) As of the Effective Time, fully vested options to purchase Transocean Ordinary Shares ("New Options") shall be granted to Sedco Forex Employees, as follows:

     (i) The number of Transocean Ordinary Shares for which the New Options shall be issued shall be the number of shares of Schlumberger common stock subject to the Nonvested Option times a fraction, the numerator of which is the closing price of Schlumberger common stock at the close of trading on the day immediately prior to the Distribution Date (determined without regard to the distribution of Sedco Forex) and the denominator of which is the price of a Transocean Ordinary Share at the close of trading on the day immediately prior to the Distribution Date. Notwithstanding the foregoing, the number of Transocean Ordinary Shares that may be purchased upon exercise of a New Option shall not include any fractional share and, upon exercise of such New Options, a cash payment shall be made in lieu of delivery of any fractional share.

     (ii) The exercise price of each New Option shall be the price of a Transocean Ordinary Share at the close of trading on the day immediately prior to the Distribution Date times a fraction, the numerator of which is the exercise price of the Nonvested Option for a share of Schlumberger common stock and the denominator of which is the price of Schlumberger common stock at the close of trading on the day immediately prior to the Distribution Date (determined without regard to the distribution of Sedco Forex).

     (iii) Notwithstanding any other provision of this Article IV to the contrary, Sedco Forex Employees who hold outstanding Nonvested Options to acquire Schlumberger stock and who are residents of France for French income tax purposes ("French Sedco Forex Employees") shall receive New Options determined as follows:

           (A) the outstanding Nonvested Options of each French Sedco Forex Employee shall be valued according to the Black Scholes valuation method (with respect to Schlumberger common stock, valued as of the Distribution Date); and

           (B) New Options shall be granted to each French Sedco Forex Employee which have an equivalent value to the amount determined in (A) above, when based on an exercise price equal to the fair market value of Transocean Ordinary Shares on the date the New Options are granted.

(c) Each New Option shall be subject generally to the same terms and conditions applicable under the Transocean Long-Term Incentive Plan, except that the provisions of the Transocean Long-Term Incentive Plan relating to issuance of options at a below-market exercise price shall not be applicable and the New Options shall have the same remaining term as remained under the applicable Nonvested Options.


                                   ARTICLE V

                           ALLOCATION OF LIABILITIES


5.1  LIABILITIES ASSUMED BY SEDCO FOREX

          Sedco Forex hereby assumes, effective on the Distribution Date, and agrees to pay, perform, fulfill and discharge, in accordance with their respective terms, all Liabilities to or in respect of Sedco Forex Employees that are not expressly retained by or allocated to Schlumberger pursuant to Section 5.2, regardless of when or where such Liabilities arose or arise or were or are incurred (collectively, the "Sedco Forex Liabilities"), including but not limited to:

(a) All severance benefits Liability that arises after the Distribution Date with respect to Sedco Forex Employees, excluding Liability under the CTI Plan or the CSI Plan under Section 2.4(b).

(b) All Liability related to worker's compensation for Sedco Forex Employees to the extent that payments become due after the Distribution Date under
     Section 2.8(c).

(c) All Liability related to the performance of, or the failure to perform, the obligations assigned to Sedco Forex under Section 2.8.

(d)  Liabilities in the form of any contributions required of Sedco Forex under
     Section 2.2(d) or Section 2.4(b) of this Agreement.

(e) Liabilities assigned to Sedco Forex under Section 3.6 with respect to plans it assumes.

(f)  All Liability with respect to New Options.

(g) Liability assigned to Sedco Forex under Section 2.3 related to the Transocean 423 Plan.

5.2  LIABILITIES RETAINED BY SCHLUMBERGER

          The following Liabilities shall be retained by Schlumberger, and Schlumberger agrees to pay, perform, fulfill and discharge, in accordance with their respective terms, all of such Liabilities, regardless of when or where such Liabilities arose or arise or were or are incurred ("Schlumberger Liabilities"):

(a) All Liabilities to or in respect of Schlumberger Employees, including Liabilities under the Schlumberger Plans.

(b) All Liabilities under Schlumberger Funded Plans, other than the DM Plan, the CTI Plan and the CSI Plan, which are addressed in Section 5.2(d) below, with respect to Sedco Forex Employees when:

     (i) the Liabilities for accrued benefits are calculated based upon employment and compensation through the Distribution Date, with vesting and eligibility for such benefits calculated based upon combined employment with Schlumberger and its Subsidiaries and with Transocean and its Subsidiaries, without regard to whether Sedco Forex Employees participate in any such Plan after the Distribution Date; and

     (ii) with respect to Schlumberger Plans in which Sedco Forex participates after the Distribution Date and as to which Sedco Forex has fulfilled its obligations to pay employer contributions and costs as provided in Article II, the accrued benefits referred to in subsection (i) above are calculated through the earlier of (A) the end of the Contribution Period or (B) the date that the Sedco Forex Employee terminates employment with Transocean and its Subsidiaries.

(c) Any Liabilities incurred by Schlumberger or its Subsidiaries with respect to Sedco Forex Employees for severance or termination benefits arising as a result of actions required to structure Sedco Forex and its Subsidiaries prior to the Distribution Date to effectuate the transactions contemplated by the Transaction Agreements.

(d) All Liabilities under the CTI Plan and the CSI Plan, subject to receipt of required payments from Sedco Forex as expressly provided for under Section 2.4(b).

(e)  All Liabilities under the DM Plan.

(f) Liability for payments under the Schlumberger Incentive Compensation Plan for 1999 to the extent provided under Section 3.7.

(g) Liabilities in the form of accrued and unpaid employer contributions, if any, through the Distribution Date with respect to Sedco Forex Employees for all Schlumberger Funded Plans.

(h) All Liability related to workers' compensation for Sedco Forex Employees to the extent that payments become due before the Distribution Date.

(i)  Liabilities assigned to Schlumberger under Section 3.6.

(j) All liability related to the performance of, or the failure to perform, the obligations assigned to Schlumberger under Section 2.8.


                                  ARTICLE VI

                                    GENERAL


6.1  COOPERATION

(a) The parties to this Agreement shall cooperate with each other (and shall cause their Subsidiaries and Affiliates to so cooperate) in carrying out the terms of this Agreement. Each party shall exchange such information with the other party as may be requested by the other party with respect to the matters addressed in this Agreement. On at least an annual basis, Sedco Forex and Transocean shall provide Schlumberger with a written list of the Sedco Forex Employees who have separated from service with Sedco Forex and Transocean. Schlumberger and Sedco Forex and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party (including, but not limited to, plan documents and records), to the extent necessary for administration of the matters addressed in this Agreement. The parties shall endeavor in good faith to amend, modify and/or terminate existing Plans, and/or create new Plans, to accomplish the successful transition of Sedco Forex Employees as contemplated by this Agreement and to accomplish the transactions contemplated by the Distribution Agreement and the Merger Agreement in a manner consistent with the provisions of this Agreement.

(b) Schlumberger shall provide employee personnel and employment records for all Sedco Forex Employees as defined by this Agreement and those employees who were employed by Sedco Forex at the time of their termination. Schlumberger shall also provide access to or copies of compensation and payroll records of the above-defined Sedco Forex Employees as required in the normal course of business.

6.2  PAYMENT OF AND ACCOUNTING TREATMENT FOR BALANCE SHEET AMOUNTS

          The Sedco Forex Liabilities shall be reflected as liabilities on the Sedco Forex balance sheet in accordance with U.S. generally accepted accounting principles.

6.3  PLAN AUDITS

(a)  AUDIT RIGHTS WITH RESPECT TO THE ALLOCATION OR TRANSFER OF PLAN ASSETS:
     The allocation of Schlumberger Funded Plan assets and Liabilities, if any, pursuant to this Agreement shall, at the election of Sedco Forex, be audited on behalf of both Schlumberger and Sedco Forex by such actuarial and benefit consulting firm as may be mutually selected by the parties. The actuarial and benefit consulting firm shall provide its written report to both Schlumberger and Sedco Forex. Each of Schlumberger and Sedco Forex, and their respective advisors and consultants, shall have the right to make such presentations and present such information to such actuarial and benefit consulting firm as each deems appropriate. Sedco Forex and Schlumberger shall equally pay or shall be responsible for the payment of the costs of such audit. To the extent such audit recommends a change to the value of assets allocated to a Plan of Sedco Forex, such recommendation shall be conclusive and binding on Sedco Forex and Schlumberger.

(b)  AUDIT RIGHTS WITH RESPECT TO INFORMATION PROVIDED:

     (i) Each of Schlumberger and Sedco Forex, and their duly authorized representatives, shall have the right to conduct audits at any time upon reasonable prior notice, at its own expense, with respect to all information provided to it or to any Plan record keeper or third party administrator by the other party; provided that audits with respect to the allocation or transfer of Plan assets and Liabilities shall be subject only to Section 6.3(a). The auditing party shall have the right to make copies of any records at its expense, subject to the confidentiality provisions set forth in the Distribution Agreement, which are incorporated by reference herein. The party being audited shall provide the auditing party's representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide work space to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within five business days after receiving such draft.

     (ii) The auditing party's audit rights under this Section 6.3(b) shall include the right to audit, or participate in an audit facilitated by the party being audited, of any Subsidiaries and Affiliates of the party being audited and of any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to the extent any such persons are affected by or addressed in this Agreement. The party being audited shall, upon written request from the auditing party, provide an individual (at the auditing party's expense) to supervise any audit of any such benefit provider or third party. The auditing party shall be responsible for supplying, at its expense, additional personnel sufficient to complete the audit in a reasonably timely manner.

6.4 REQUESTS FOR INTERNAL REVENUE SERVICE RULINGS AND UNITED STATES DEPARTMENT OF LABOR OPINIONS

          Sedco Forex and Schlumberger shall cooperate on any issue relating to the transactions contemplated by this Agreement for which Schlumberger or Sedco Forex elects to seek a determination letter or private letter ruling from the Internal Revenue Service or an advisory opinion from the United States Department of Labor.

6.5  CONSENT OF THIRD PARTIES

          If any provision of this Agreement is dependent on the consent of any third party (such as a union) and such consent is withheld, Schlumberger and Sedco Forex shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Schlumberger and Sedco Forex shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase "reasonable best efforts" as used in this Agreement shall not be construed to require any party to incur any non-routine or unreasonable expense or liability or the waiver of any right.

6.6  EFFECT IF DISTRIBUTION DOES NOT OCCUR

          If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Distribution Date, immediately after the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by Sedco Forex and Schlumberger.

6.7  RELATIONSHIP OF PARTIES

          Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

6.8  AFFILIATES

          Each of Schlumberger and Sedco Forex shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by members of the Schlumberger Group or members of the Sedco Forex Group and their Affiliates, respectively, where relevant.

6.9  SURVIVAL

          This Agreement shall survive the Distribution Date.

6.10  NOTICES

          Any notice, demand, claim or other communication under this Agreement shall be deemed to have been duly given and made if in writing and: (a) if served by personal delivery upon the party for whom it is intended, on the day so delivered; (b) if mailed by registered or certified mail, return receipt requested, on the third Business Day following such mailing; (c) if deposited for delivery by a reputable courier service, on the business day following deposit with such courier; or (d) if sent by electronic facsimile transmission, on the day the facsimile is transmitted electronically, or if not a Business Day, the next succeeding Business Day; provided that the facsimile transmission is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          if to Schlumberger:
                  Schlumberger
                  277 Park Avenue, 41st Floor
                  New York, NY 10172
                  Attention: General Counsel
                  Facsimile: (212) 350-8127
          with a copy to:
                  Baker & Botts, LLP
                  One Shell Plaza
                  910 Louisiana
                  Houston, TX 77002-4995
                  Attention: J. David Kirkland, Jr., Esq.
                  Facsimile: (713) 229-1522
          if to Transocean:
                  Transocean
                  4 Greenway Plaza
                  Houston, TX 77046
                  Attention: Eric Brown, General Counsel
                  Facsimile: (713) 232-7600
          with a copy to:
                  Weil, Gotshal & Manges, LLP
                  700 Louisiana, Suite 1600
                  Houston, TX 77002
                  Attention: James L. Rice, III, Esq.
                  Facsimile: (713) 224-9511

6.11  INTERPRETATION

          Words in the singular shall be held to include the plural and vice versa, words of one gender shall be held to include the other gender as the context requires, and words denoting natural persons shall include corporations and partnerships and vice versa. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Exhibits hereto) and not to any particular provision of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive.

6.12  GOVERNING LAW

          This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

6.13  NO ASSIGNMENT

          This Agreement may not be assigned by either party (except by operation of law) without the written consent of the other, and shall bind and inure to the benefit of the parties hereto (including each member of the Schlumberger Group and the Sedco Forex Group and each

Affiliate of Schlumberger or Sedco Forex) and their respective successors and permitted assignees.

6.14  NO RIGHT TO CONTINUED EMPLOYMENT

          Nothing contained in this Agreement or the Distribution Agreement shall confer on any Sedco Forex Employee or Schlumberger Employee any right to continued employment.

6.15  NO THIRD PARTY BENEFICIARIES; NO AMENDMENT LIMITATION

          No provision in this Agreement or in the Distribution Agreement shall confer upon any person other than the signatories hereto any rights, remedies, obligations or liabilities with respect to the employment, compensation, benefits or other terms or conditions of employment of any persons, or otherwise. Nothing herein shall prevent Sedco Forex from amending or terminating any Plan after the Benefit Maintenance Period or as otherwise permitted hereunder.

6.16  INDEMNIFICATION

          Indemnification by any party to this Agreement for Schlumberger Liability or Sedco Forex Liability, as the case may be, shall be in accordance with the procedure set forth in the Distribution Agreement.

6.17  ENTIRE AGREEMENT

          This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

6.18  COUNTERPARTS

          This Agreement may be executed by the Parties hereto in one or more counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties hereto.

6.19  HEADINGS

          Headings used in this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

6.20  SEVERABILITY

          Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of the Agreement or affecting the validity or enforceability of any of the terms or provisions of this

Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

6.21  AMENDMENT

          The Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

6.22  WAIVER

          The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.


                                  ARTICLE VII

                                  DEFINITIONS


          For purposes of this Agreement, capitalized terms used herein shall have the following respective meanings:

          AGREEMENT

          means this Employee Matters Agreement and all attachments hereto.

          BENEFITS MAINTENANCE PERIOD

          means a period beginning on the day following the Distribution Date and ending on December 31, 2000.

          COBRA

          has the meaning given in Section 2.8.

          CONTRIBUTION PERIOD

          means the period following the Distribution Date that Sedco Forex participates in a Schlumberger Plan pursuant to Article II hereof, but in no event longer than the Benefits Maintenance Period.

          COVERED COUNTRIES

          has the meaning given in Section 2.3.

          CSI PLAN

          means the Schlumberger International Cash Separation Indemnity Plan, as in effect on the Distribution Date or as thereafter amended.

          CTI PLAN

          means the Schlumberger International Cash Termination Indemnity Plan, as in effect on the Distribution Date or as thereafter amended.

          DISTRIBUTION

          means distribution of all issued and outstanding shares of Sedco Forex Common Stock as contemplated by the Distribution Agreement.

          DISTRIBUTION AGREEMENT

          means the Distribution Agreement related to the Agreement and Plan of Merger of Schlumberger Limited, Sedco Forex Holdings Limited and Transocean Offshore, Inc., dated as of July 12, 1999.

          DISTRIBUTION DATE

          means the date and time as of which the Distribution shall be effected, to be determined by, or under the authority of, the Board of Directors of Schlumberger consistent with the Distribution Agreement and as provided for in the Merger Agreement.

          DM PLAN

          means the Schlumberger Deferred Medical Plan, as in effect on the Distribution Date or as thereafter amended.

          DSPP

          means the Schlumberger Discounted Stock Purchase Plan, as in effect on the Distribution Date or as thereafter amended.

          EMPLOYED ABROAD PLAN

          has the meaning given in Section 3.4.

          EXCLUDED PLANS

          has the meaning given in Section 2.1.

          FINAL EMPLOYEE LIST

          has the meaning given in Section 1.1.

          FRENCH SEDCO FOREX EMPLOYEES

          has the meaning given in Section 4.2.

          HOME COUNTRY NATIONAL

          means a Sedco Forex Employee who is a citizen of, and employed in, a country other than the United States of America if Transocean employs no other citizens of that country in such country on the Distribution Date.

          IS PENSION PLAN

          means the Sedco Forex International Staff Pension Plan.

          IS PLANS

          means the IS Pension Plan and the IS Profit Sharing Plan.

          IS PROFIT SHARING PLAN

          means the Sedco Forex International Staff Profit Sharing Plan.

          LIABILITIES

          means all employment- or benefit-related debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, whether arising under a Plan, an individual employment contract or similar agreement or otherwise, and whether or not the same would properly be reflected on a balance sheet.

          NEW OPTIONS

          has the meaning given in Section 4.2(b).

          NON-VESTED OPTIONS

          has the meaning given in Section 4.2(a).

          PLAN

          means any plan, policy, program, payroll practice, ongoing arrangement contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, providing compensation or benefits to employees, or former employees, of the Sedco Forex Group or the Schlumberger Group.

          PROPOSED FINAL EMPLOYEE LIST

          has the meaning given in Section 1.1.

          SCHLUMBERGER

          means Schlumberger Limited, a company organized under the laws of the Netherlands Antilles.

          SCHLUMBERGER COMMON STOCK

          means the common stock of Schlumberger, par value U.S. $.01 per share.

          SCHLUMBERGER EMPLOYEES

          means all employees and former employees of Schlumberger and its Subsidiaries other than Sedco Forex Employees. In addition, any Sedco Forex Employees who, between the period commencing on the day following the Distribution Date and ending 120 days following the Distribution Date, are transferred to Schlumberger pursuant to mutual agreement of Schlumberger and Sedco Forex shall be considered Schlumberger Employees for all purposes of this Agreement, except with respect to compensation payable and welfare benefits incurred with respect to the period of employment with Sedco Forex after the Distribution Date.

          SCHLUMBERGER FUNDED PLAN

          means any Schlumberger Plan that is funded through employer or employee contributions and as to which a trust or other funding vehicle is maintained to provide part or all of the benefits pursuant to such plan, each of which is listed on Schedule 1 hereto.

          SCHLUMBERGER GROUP

          means Schlumberger and all direct and indirect Subsidiaries of Schlumberger immediately after the Distribution Date.

          SCHLUMBERGER LIABILITIES

          has the meaning given in Section 5.3.

          SCHLUMBERGER PLANS

          means all benefit and compensation plans, including Schlumberger Funded Plans, employment and benefit arrangements which cover any Sedco Forex Employee or former employee of the Sedco Forex Business, as set forth in
Schedule 6.11 of the Sedco Forex Disclosure Letter dated as of July 12, 1999.

          SEDCO FOREX

          means Sedco Forex Holdings Limited, a company organized under the laws of the British Virgin Islands, prior to the Merger, and Transocean Sedco Forex Inc., a Cayman Islands company, following the Merger.

          SEDCO FOREX EMPLOYEES

          means all persons who are on the Final Employee List prepared pursuant to Article I, provided that (i) such persons are employed by Sedco Forex or its Subsidiaries on the Distribution Date or have taken Special Early Retirement as described in Section 1.1(b), (ii) each such person who is on an approved leave of absence or short-term disability on the Distribution


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

Date shall only be a Sedco Forex Employee if such person returns to the active employment of the Sedco Forex Business within 120 days following the Distribution Date and (iii) any such person who is transferred to employment by Schlumberger after the Distribution Date as contemplated by the definition of "Schlumberger Employees" shall not be considered a Sedco Forex Employee except with respect to compensation payable and benefits incurred with respect to the period of employment with Sedco Forex or a Sedco Forex Subsidiary after the Distribution Date. In addition, any Schlumberger Employee who, between the period commencing on the day following the Distribution Date and ending 120 days following the Distribution Date, is transferred to Sedco Forex pursuant to mutual agreement of Schlumberger and Sedco Forex shall be considered a Sedco Forex Employee for all purposes of this Agreement, except with respect to compensation payable and benefits incurred with respect to the period of employment with Schlumberger after the Distribution Date. "Sedco Forex Employees" shall not include any persons who are employees of independent contractors that provide services for the Sedco Forex Business or that perform work on any of the drilling units owned or operated by the Sedco Forex Business.

          SEDCO FOREX GROUP

          means Sedco Forex and all direct and indirect Subsidiaries of Sedco Forex immediately after the Distribution Date.

          SEDCO FOREX LIABILITIES

          has the meaning given in Section 5.2.

          SHARED RESOURCES EMPLOYEES

          has the meaning given in Section 1.1.

          TRANSOCEAN

          means Transocean Offshore Inc., a Cayman Islands company, prior to the Merger, and Transocean Sedco Forex Inc., a Cayman Islands company, following the Merger.

          TRANSOCEAN 423 PLAN

          has the meaning given in Section 2.3.

          US EMPLOYEE PROFIT SHARING PLANS

          has the meaning given in Section 3.4.

          US PLAN

          means the Sedco Forex Resources Savings and Profit Sharing Plan.


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

          VESTED OPTIONS

          means all options to purchase Schlumberger Common Stock held by Sedco Forex Employees to the extent that such options are exercisable on the Distribution Date.

          Capitalized terms used and not otherwise defined herein are used with the meaning given thereto in the Distribution Agreement or the Merger Agreement.


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

          IN WITNESS WHEREOF, the parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

                              SCHLUMBERGER LIMITED

                              By /s/ Victor E. Grijalva
                                _______________________________________
                                  Name: Victor E. Grijalva
                                  Title: Vice Chairman

                              SEDCO FOREX HOLDINGS LIMITED

                              By /s/ M.I. Unsworth
                                _______________________________________
                                  Name: Michael Ian Unsworth
                                  Title: President S.F.H.L.

                              TRANSOCEAN OFFSHORE INC.

                              By /s/ Robert L. Long
                                _______________________________________
                                  Name: Robert L. Long
                                  Title: Executive Vice President

                                      25